SOUTHWEST REPORTS THIRD QUARTER PROFIT

DALLAS, TEXAS - October 26, 2017 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its third quarter 2017 results:

•	Net income of $503 million, diluted earnings per share of $.84, operating income of $834 million, and operating margin[1] of 15.8 percent

•	Excluding special items[2], net income of $528 million, diluted earnings per share of $.88, operating income of $871 million, and operating margin[3] of 16.5 percent

•	Third quarter operating cash flow of $996 million and third quarter free cash flow[2] of $358 million

•	Returned $375 million to Shareholders through a combination of dividends and share repurchases

•	Return on invested capital (ROIC)[2] for 12 months ended September 30, 2017, of 26.8 percent

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, “We are very pleased to report another quarter of strong profits and margins, particularly considering the impact of the unprecedented natural disasters. As a result of Hurricanes Harvey and Irma and the earthquakes, we canceled 5,000 flights which reduced revenues by approximately $100 million in third quarter 2017. Our People’s efforts to provide humanitarian flights, supplies, and financial assistance to Coworkers, Customers, and the communities impacted were truly heroic. Our hearts continue to go out to those impacted. During the quarter, our Employees also managed the retirement of the remaining Boeing 737-300 (Classic) fleet and simultaneous introduction of the Boeing 737 MAX 8 into our fleet. With the launch of the MAX, we were excited to announce our intention to serve Hawaii, which is another exciting milestone for Southwest. I am grateful to our Employees for these significant accomplishments and their extraordinary efforts during these operational challenges.”

Revenue Results and Outlook
The Company's third quarter 2017 total operating revenues increased 2.6 percent, year-over-year, to $5.3 billion, driven largely by third quarter record passenger revenues of $4.7 billion despite an approximate $100 million reduction as a result of the natural disasters. Third quarter 2017 passenger revenue yield decreased 0.9 percent, year-over-year, due to the competitive yield environment. Third quarter 2017 operating unit revenues (RASM) decreased 0.5 percent, year-over-year. Third quarter 2017 unit revenue results included headwinds of less than a point from the Company's new reservation system that is not expected to continue in fourth quarter 2017. The Company continues to expect the benefits from the new reservation system capabilities to produce incremental improvements in pre-tax results of approximately $200 million in 2018. Thus far in fourth quarter, overall revenue trends remain stable, and the Company is encouraged by the rebound in passenger booking trends in Houston and Florida. While the revenue yield environment remains competitive, passenger revenue yields thus far in October, on a year-over-year basis, have improved sequentially from August and September year-over-year trends, and travel demand remains solid. Based on these trends and current bookings, the Company expects fourth quarter 2017 RASM to increase in the range of up slightly to up 1.5 percent, as compared with fourth quarter 2016.

Cost Performance and Outlook
Third quarter 2017 total operating expenses decreased 0.2 percent to $4.4 billion, or 3.2 percent on a unit basis, as compared with third quarter 2016. As expected, the Company recorded aircraft grounding and lease termination charges of $83 million (before profitsharing and taxes) as a special item associated with the Classic fleet retirements during third quarter 2017. Third quarter 2016 included $356 million of accrued ratification bonuses (before profitsharing and taxes) as a special item associated with tentative collective-bargaining agreements reached with multiple unionized workgroups, as well as lease termination charges totaling $18 million as a special item. Excluding special items in both periods, total third quarter 2017 operating expenses increased 5.6 percent to $4.4 billion, or 2.5 percent on a unit basis, year-over-year.

Third quarter 2017 economic fuel costs2 were $2.00 per gallon, including $.31 per gallon in unfavorable cash settlements from fuel derivative contracts, compared with $2.02 per gallon in third quarter 2016, which included $.56 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's existing fuel derivative contracts and market prices as of October 20, 2017, fourth quarter 2017 economic fuel costs are estimated to be approximately $2.10 per gallon4. As of October 20, 2017, the fair market value of the Company's fuel derivative contracts settling during fourth quarter 2017 was a net liability of approximately $129 million, and the fair market value of the hedge portfolio settling in 2018 and beyond was a net asset of approximately $126 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense and special items in both periods, third quarter 2017 operating expenses increased 7.1 percent, as compared with third quarter 2016. Third quarter 2017 profitsharing expense was $127 million, as compared with $101 million for third quarter 2016. Excluding fuel and oil expense, special items, and profitsharing expense, third quarter 2017 operating expenses increased 6.5 percent, or 3.3 percent on a unit basis, year-over-year. The primary drivers of this year-over-year unit cost increase in third quarter 2017 were the impacts from the natural disasters and the significant snap-up in wage rates due to Flight Attendant and Pilot amended collective-bargaining agreements that became effective in fourth quarter 2016, partially offset by benefits from the Company's fleet modernization efforts.

Based on current cost trends, the Company estimates fourth quarter 2017 unit costs, excluding fuel and oil expense, special items, and profitsharing expense, to be in the range of flat to up 1.5 percent, year-over-year5. This continued sequential improvement in unit cost trends is aided by the retirement of the Classic fleet, the lapse of the step-up in wage rates from labor collective-bargaining agreements ratified in fourth quarter 2016, and the wind-down of temporary costs associated with the May 2017 implementation of the new reservation system. The Company's year-over-year estimate of fourth quarter 2017 unit costs, excluding fuel and oil expense, special items, and profitsharing expense, is higher than previously expected due largely to a shift in advertising spend from third quarter 2017 to fourth quarter 2017 and incremental costs associated with technology investments including the Company’s Extended Operations (ETOPS) authorization in preparation for Hawaii service.

Third Quarter Results
Third quarter 2017 operating income was $834 million, compared with $695 million in third quarter 2016. Excluding special items, third quarter 2017 operating income was $871 million, compared with $972 million in third quarter 2016.

Other expenses in third quarter 2017 were $43 million, compared with $77 million in third quarter 2016. The $34 million difference resulted primarily from $39 million in other losses recognized in third quarter 2017, compared with $64 million in third quarter 2016. In both periods, these losses included ineffectiveness and unrealized mark-to-market amounts associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, other losses were $35 million in third quarter 2017, compared with $33 million in third quarter 2016, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. Fourth quarter 2017 premium costs related to fuel derivative contracts are currently estimated to be approximately $34 million, compared with $36 million in fourth quarter 2016. Net interest expense in third quarter 2017 was $4 million, compared with $13 million in third quarter 2016.

Third quarter 2017 net income was $503 million, or $.84 per diluted share, compared with third quarter 2016 net income of $388 million, or $.62 per diluted share. Excluding special items, third quarter 2017 net income was $528 million, or $.88 per diluted share, compared with third quarter 2016 net income of $582 million, or $.93 per diluted share, and compared with First Call third quarter 2017 consensus estimate of $.87 per diluted share.

Liquidity and Capital Deployment
As of September 30, 2017, the Company had approximately $3.0 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. During third quarter, Standard & Poor's upgraded the Company's investment grade credit ratings to "BBB+" from "BBB." Net cash provided by operations during third quarter 2017 was $996 million, capital expenditures were $638 million, and free cash flow was $358 million2. The Company repaid $106 million in debt and capital lease obligations during third quarter 2017, and expects to repay approximately $57 million in debt and capital lease obligations during fourth quarter 2017.

During third quarter 2017, the Company returned $375 million to its Shareholders through the payment of $75 million in dividends and the repurchase of $300 million in common stock. The Company repurchased $300 million in common stock pursuant to an accelerated share repurchase (ASR) program launched during the quarter and received approximately 4.1 million shares, representing an estimated 75 percent of the shares expected to be repurchased under that ASR program. During third quarter 2017, the Company also received approximately 1.6 million shares, which remained pursuant to a $400 million second quarter 2017 ASR program, bringing the total shares repurchased under that ASR program to approximately 6.6 million. The Company has $1.7 billion remaining under its May 2017 share repurchase authorization.

For the nine months ended September 30, 2017, net cash provided by operations was approximately $3.4 billion, capital expenditures were approximately $1.6 billion, and free cash flow was a strong $1.8 billion2. This enabled the Company to return approximately $1.5 billion to Shareholders through the payment of $274 million in dividends and the repurchase of approximately $1.25 billion in common stock.

Fleet and Capacity
The Company ended third quarter 2017 with 687 aircraft in its fleet. This reflects the third quarter 2017 delivery of six new Boeing 737-800s, six pre-owned Boeing 737-700s, and nine new Boeing 737 MAX 8 aircraft, as well as the retirement of the Boeing 737-300 Classic fleet, which was completed on September 29, 2017. The Company continues to expect to end 2017 with 707 aircraft and 2018 with 750 aircraft in its fleet. Additional information regarding the Company's aircraft delivery schedule is included in the accompanying tables. The Company currently expects its fourth quarter 2017 available seat miles to increase in the one to two percent range, compared with the same year-ago period.

During third quarter 2017, the Company continued its investment in California by adding nearly 20 new nonstop routes, increasing frequency to 27 existing routes, and opening new international gateways, in each case beginning in 2018. The Company also recently announced plans to begin selling tickets in 2018 for service to Hawaii and announced its intention to launch an application process for Federal Aviation Administration authorization for ETOPS. The Company continues to expect its 2018 available seat mile year-over-year growth to be less than 5.7 percent, with first half 2018 year-over-year growth in the range of three to four percent.

Awards and Recognitions

•	Ranked #2 on the list of Best Places to Work in 2017 by Indeed

•	Included among the top 50 of Glassdoor’s Best Places to Interview 2017

•	Ranked among the Best Airline Rewards Programs by U.S. News & World Report

•	Voted Most Trusted Brand for Airlines in Reader’s Digest’s 2017 Most Trusted Brands

•	Named one of the 2017 Military Friendly® Supplier Diversity Programs by the National Veteran-Owned Business Association

•
2017 Women's Choice Award® for America's Best in Travel. Southwest was selected by American women as the most recommended for: best overall customer service, best value, best frequent flyer/loyalty programs, and best in-flight service.

Conference Call
The Company will discuss its third quarter 2017 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
http://www.southwestairlinesinvestorrelations.com

1Operating margin is calculated as operating income divided by operating revenues.
2See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items, free cash flow, and ROIC. In addition, information regarding special items, ROIC, and economic results is included in the accompanying reconciliation tables.
3Operating margin, excluding special items, is calculated as operating income, excluding special items, divided by operating revenues. See Note Regarding Use of Non-GAAP Financial Measures. In addition, information regarding special items is included in the accompanying reconciliation tables.
4Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of financial measures excluding special items to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
5Year-over-year projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing expense in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's network and growth plans, strategies, opportunities, and expectations; (ii) the Company's financial outlook, expectations, goals, strategies, and projected results of operations, including specific factors expected to impact the Company's results of operations; (iii) the Company's expectations with respect to its new reservation system, and the Company's related multi-faceted financial and operational expectations and opportunities; (iv) the Company's expectations related to its management of risk associated with changing jet fuel prices; (v) the Company's expectations with respect to liquidity, including its plans for the repayment of debt and capital lease obligations; (vi) the Company's fleet plans and expectations; and (vii) the Company's capacity plans and expectations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), and other factors beyond the Company's control, on the Company's business decisions, plans, and strategies; (iii) the impact of governmental regulations and other governmental actions related to the Company's operations; (iv) the Company's dependence on third parties, in particular with respect to its technology and fleet plans and expectations; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of labor matters on the Company's business decisions, plans, strategies, expectations, and costs; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com
SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2017	2016	Percent Change	2017	2016	Percent Change
OPERATING REVENUES:
Passenger	$4,745	$4,669	1.6	$14,403	$13,971	3.1
Freight	42	42	—	128	129	(0.8)
Other	484	428	13.1	1,366	1,250	9.3
Total operating revenues	5,271	5,139	2.6	15,897	15,350	3.6

OPERATING EXPENSES:
Salaries, wages, and benefits	1,795	1,909	(6.0)	5,395	5,089	6.0
Fuel and oil	1,003	941	6.6	2,915	2,696	8.1
Maintenance materials and repairs	263	258	1.9	758	801	(5.4)
Aircraft rentals	51	56	(8.9)	158	174	(9.2)
Landing fees and other rentals	324	307	5.5	969	918	5.6
Depreciation and amortization	302	315	(4.1)	939	903	4.0
Other operating expenses	699	658	6.2	2,021	1,854	9.0
Total operating expenses	4,437	4,444	(0.2)	13,155	12,435	5.8

OPERATING INCOME	834	695	20.0	2,742	2,915	(5.9)

OTHER EXPENSES (INCOME):
Interest expense	28	31	(9.7)	84	93	(9.7)
Capitalized interest	(15)	(12)	25.0	(38)	(34)	11.8
Interest income	(9)	(6)	50.0	(24)	(17)	41.2
Other (gains) losses, net	39	64	(39.1)	207	135	53.3
Total other expenses (income)	43	77	(44.2)	229	177	29.4

INCOME BEFORE INCOME TAXES	791	618	28.0	2,513	2,738	(8.2)
PROVISION FOR INCOME TAXES	288	230	25.2	913	1,016	(10.1)
NET INCOME	$503	$388	29.6	$1,600	$1,722	(7.1)

NET INCOME PER SHARE:
Basic	$0.84	$0.63	33.3	$2.65	$2.73	(2.9)
Diluted	$0.84	$0.62	35.5	$2.64	$2.70	(2.2)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	597	618	(3.4)	605	630	(4.0)
Diluted	598	625	(4.3)	606	638	(5.0)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2017	2016	Percent Change	2017	2016	Percent Change
Fuel and oil expense, unhedged	$886	$751		$2,569	$2,044
Add: Fuel hedge (gains) losses included in Fuel and oil expense, net	117	190		346	652
Fuel and oil expense, as reported	$1,003	$941		$2,915	$2,696
Add: Net impact from fuel contracts (a)	46	97		129	120
Fuel and oil expense, excluding special items (economic)	$1,049	$1,038	1.1	$3,044	$2,816	8.1

Total operating expenses, as reported	$4,437	$4,444		$13,155	$12,435
Deduct: Union contract bonuses	—	(356)		—	(356)
Add: Net impact from fuel contracts (a)	46	97		129	120
Deduct: Asset impairment	—	—		—	(21)
Deduct: Lease termination expense	(20)	(18)		(33)	(18)
Deduct: Aircraft grounding charge	(63)	—		(63)	—
Total operating expenses, excluding special items	$4,400	$4,167	5.6	$13,188	$12,160	8.5
Deduct: Fuel and oil expense, excluding special items (economic)	(1,049)	(1,038)		(3,044)	(2,816)
Operating expenses, excluding Fuel and oil expense and special items	$3,351	$3,129	7.1	$10,144	$9,344	8.6
Deduct: Profitsharing expense	(127)	(101)		(428)	(463)
Operating expenses, excluding profitsharing, Fuel and oil expense, and special items	$3,224	$3,028	6.5	$9,716	$8,881	9.4

Operating income, as reported	$834	$695		$2,742	$2,915
Add: Union contract bonuses	—	356		—	356
Deduct: Net impact from fuel contracts (a)	(46)	(97)		(129)	(120)
Add: Asset impairment	—	—		—	21
Add: Lease termination expense	20	18		33	18
Add: Aircraft grounding charge	63	—		63	—
Operating income, excluding special items	$871	$972	(10.4)	$2,709	$3,190	(15.1)

Other (gains) losses, net, as reported	$39	$64		$207	$135
Deduct: Net impact from fuel contracts (a)	(4)	(31)		(109)	(20)
Other (gains) losses, net, excluding special items	$35	$33	6.1	$98	$115	(14.8)

Net income, as reported	$503	$388		$1,600	$1,722
Add: Union contract bonuses	—	356		—	356
Deduct: Net impact from fuel contracts (a)	(42)	(66)		(20)	(100)
Add: Asset impairment	—	—		—	21
Add: Lease termination expense	20	18		33	18
Add: Aircraft grounding charge	63	—		63	—
Deduct: Net income tax impact of fuel and special items (b)	(16)	(114)		(28)	(110)
Net income, excluding special items	$528	$582	(9.3)	$1,648	$1,907	(13.6)

Net income per share, diluted, as reported	$0.84	$0.62		$2.64	$2.70
Deduct: Impact from fuel contracts	(0.07)	(0.11)		(0.03)	(0.16)
Add: Impact of special items	0.14	0.60		0.16	0.62
Deduct: Net income tax impact of fuel and special items (b)	(0.03)	(0.18)		(0.05)	(0.16)
Net income per share, diluted, excluding special items	$0.88	$0.93	(5.4)	$2.72	$3.00	(9.3)
(a) See Reconciliation of Impact from Fuel Contracts.
(b) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(1)	$15	$14	$7
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	47	82	115	113
Impact from fuel contracts to Fuel and oil expense	$46	$97	$129	$120

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$1	$(15)	$(14)	$(7)
Contracts settling in the current period, but for which the impact has been recognized in a prior period (a)	(47)	(82)	(115)	(113)
Impact from fuel contracts to Operating Income	$(46)	$(97)	$(129)	$(120)

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$3	$(20)	$(66)	$(16)
Ineffectiveness from fuel hedges settling in future periods	(8)	4	(29)	3
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	1	(15)	(14)	(7)
Impact from fuel contracts to Other (gains) losses, net	$(4)	$(31)	$(109)	$(20)

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$(3)	$20	$66	$16
Ineffectiveness from fuel hedges settling in future periods	8	(4)	29	(3)
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	(47)	(82)	(115)	(113)
Impact from fuel contracts to Net Income (b)	$(42)	$(66)	$(20)	$(100)

(a) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(b) Before income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2017	2016	Change	2017	2016	Change
Revenue passengers carried	33,029,537	31,768,550	4.0%	96,561,189	92,712,998	4.2%
Enplaned passengers	40,232,993	38,852,737	3.6%	117,248,334	112,960,419	3.8%
Revenue passenger miles (RPMs) (000s) (a)	33,128,227	32,315,952	2.5%	96,851,582	93,431,810	3.7%
Available seat miles (ASMs) (000s) (b)	39,053,164	37,881,510	3.1%	115,924,258	111,374,942	4.1%
Load factor (c)	84.8%	85.3%	(0.5) pts.	83.5%	83.9%	(0.4) pts.
Average length of passenger haul (miles)	1,003	1,017	(1.4)%	1,003	1,008	(0.5)%
Average aircraft stage length (miles)	756	764	(1.0)%	760	763	(0.4)%
Trips flown	341,086	332,420	2.6%	1,010,703	981,409	3.0%
Seats flown (d)	50,850,348	49,050,147	3.7%	150,258,237	144,264,317	4.2%
Seats per trip (e)	149.08	147.55	1.0%	148.67	147.00	1.1%
Average passenger fare	$143.67	$146.96	(2.2)%	$149.16	$150.69	(1.0)%
Passenger revenue yield per RPM (cents) (f)	14.32	14.45	(0.9)%	14.87	14.95	(0.5)%
RASM (cents) (g)	13.50	13.57	(0.5)%	13.71	13.78	(0.5)%
PRASM (cents) (h)	12.15	12.32	(1.4)%	12.42	12.54	(1.0)%
CASM (cents) (i)	11.36	11.73	(3.2)%	11.35	11.17	1.6%
CASM, excluding Fuel and oil expense (cents)	8.79	9.25	(5.0)%	8.83	8.74	1.0%
CASM, excluding special items (cents)	11.27	11.00	2.5%	11.38	10.92	4.2%
CASM, excluding Fuel and oil expense and special items (cents)	8.58	8.26	3.9%	8.75	8.39	4.3%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	8.25	7.99	3.3%	8.38	7.97	5.1%
Fuel costs per gallon, including fuel tax (unhedged)	$1.69	$1.46	15.8%	$1.66	$1.36	22.1%
Fuel costs per gallon, including fuel tax	$1.92	$1.83	4.9%	$1.88	$1.79	5.0%
Fuel costs per gallon, including fuel tax (economic)	$2.00	$2.02	(1.0)%	$1.96	$1.87	4.8%
Fuel consumed, in gallons (millions)	521	513	1.6%	1,544	1,498	3.1%
Active fulltime equivalent Employees	55,671	53,072	4.9%	55,671	53,072	4.9%
Aircraft at end of period	687	714	(3.8)%	687	714	(3.8)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated using seats flown divided by trips flown. Also referred to as “gauge.”
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.

Southwest Airlines Co.
Non-GAAP Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve months ended	Twelve months ended
	September 30, 2017	September 30, 2016
Operating income, as reported	$3,588	$3,940
Union contract bonuses	—	495
Net impact from fuel contracts	(211)	(300)
Acquisition and integration costs	—	7
Asset impairment	—	21
Lease termination expense	37	18
Aircraft grounding charge	63	—
Operating income, non-GAAP	$3,477	$4,181
Net adjustment for aircraft leases (a)	110	115
Adjustment for fuel hedge accounting (b)	(137)	(160)
Adjusted Operating income, non-GAAP (A)	$3,450	$4,136

Debt, including capital leases (c)	$3,184	$3,160
Equity (c)	8,404	7,538
Net present value of aircraft operating leases (c)	837	1,066
Average invested capital	$12,425	$11,764
Equity adjustment for hedge accounting (b)	426	1,044
Adjusted average invested capital (B)	$12,851	$12,808

Non-GAAP ROIC, pre-tax (A/B)	26.8%	32.3%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.
(b) The Adjustment for fuel hedge accounting in the numerator is due to the Company’s accounting policy decision to classify fuel hedge accounting premiums below the Operating income line, and thus is adjusting Operating income to reflect such policy decision. The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses are reflected in the Net impact from fuel contracts in the numerator.
(c) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company's estimated incremental borrowing rate as of the time each individual lease was signed.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$1,460	$1,680
Short-term investments	1,580	1,625
Accounts and other receivables	579	546
Inventories of parts and supplies, at cost	438	337
Prepaid expenses and other current assets	223	310
Total current assets	4,280	4,498
Property and equipment, at cost:
Flight equipment	21,004	20,275
Ground property and equipment	4,219	3,779
Deposits on flight equipment purchase contracts	1,118	1,190
Assets constructed for others	1,460	1,220
	27,801	26,464
Less allowance for depreciation and amortization	9,645	9,420
	18,156	17,044
Goodwill	970	970
Other assets	843	774
	$24,249	$23,286
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,124	$1,178
Accrued liabilities	1,593	1,985
Air traffic liability	3,932	3,115
Current maturities of long-term debt	316	566
Total current liabilities	6,965	6,844

Long-term debt less current maturities	2,763	2,821
Deferred income taxes	3,697	3,374
Construction obligation	1,311	1,078
Other noncurrent liabilities	713	728
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,436	1,410
Retained earnings	12,806	11,418
Accumulated other comprehensive loss	(136)	(323)
Treasury stock, at cost	(6,114)	(4,872)
Total stockholders' equity	8,800	8,441
	$24,249	$23,286

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$503	$388	$1,600	$1,722
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	302	315	939	903
Loss on asset impairment	—	—	—	21
Aircraft grounding charge	63	—	63	—
Unrealized/realized (gain) loss on fuel derivative instruments, net	(42)	(67)	(20)	(101)
Deferred income taxes	82	315	213	395
Changes in certain assets and liabilities:
Accounts and other receivables	—	(320)	(23)	(355)
Other assets	(64)	(16)	(264)	(61)
Accounts payable and accrued liabilities	89	247	(156)	272
Air traffic liability	(80)	(77)	817	686
Cash collateral received from derivative counterparties	151	114	286	230
Other, net	(8)	(43)	(89)	(128)
Net cash provided by operating activities	996	856	3,366	3,584

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(638)	(464)	(1,603)	(1,364)
Assets constructed for others	(17)	(33)	(113)	(70)
Purchases of short-term investments	(531)	(641)	(1,653)	(1,670)
Proceeds from sales of short-term and other investments	566	549	1,696	1,671
Other, net	—	5	—	—
Net cash used in investing activities	(620)	(584)	(1,673)	(1,433)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	7	6	22	23
Reimbursement for assets constructed for others	17	33	113	68
Payments of long-term debt and capital lease obligations	(106)	(68)	(534)	(171)
Payments of cash dividends	(75)	(62)	(274)	(222)
Repayment of construction obligation	(2)	(2)	(7)	(6)
Repurchase of common stock	(300)	(250)	(1,250)	(1,450)
Other, net	6	(3)	17	(10)
Net cash used in financing activities	(453)	(346)	(1,913)	(1,768)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(77)	(74)	(220)	383

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,537	2,040	1,680	1,583

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,460	$1,966	$1,460	$1,966

Southwest Airlines Co.
Fuel Derivative Contracts
As of October 20, 2017

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	4Q 2017 (b)
$30	$1.35 - $1.40
$40	$1.55 - $1.60
Current Market (a)	Approximately $2.10
$70	$2.10 - $2.15
$80	$2.25 - $2.30

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2018	79%
2019	63%
Beyond 2019 (c)	10%

(a) Brent crude oil average market price as of October 20, 2017, was approximately $57 per barrel for fourth quarter 2017.
(b) The economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of October 20, 2017. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
(c) The Company's coverage in 2020 was approximately 10 percent of estimated fuel consumption. The coverage beyond 2020 was not significant.

Southwest Airlines Co.
737 Delivery Schedule
As of September 30, 2017

	The Boeing Company
	-800 Firm Orders	MAX 7 Firm Orders	MAX 8 Firm Orders		MAX 8 Options	Additional -700s	Total
2017	39	—	14		—	18	71	(b)
2018	26	—	13		—	4	43
2019	—	15	—		5	—	20
2020	—	14	—		8	—	22
2021	—	1	13		20	—	34
2022	—	—	15		21	—	36
2023	—	—	34		23	—	57
2024	—	—	41		23	—	64
2025	—	—	40		36	—	76
2026	—	—	—		36	—	36
2027	—	—	—		23	—	23
	65	30	170	(a)	195	22	482
(a) The Company has flexibility to substitute 737 MAX 7 in lieu of 737 MAX 8 aircraft beginning in 2019.
(b) Includes 28 737-800s, 14 737-700s, and 9 737 MAX 8s delivered as of September 30, 2017.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP and excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items,” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.
Union contract bonuses recorded for certain workgroups. As the bonuses would only be paid at ratification of the associated tentative agreement and would not represent an ongoing expense to the Company, management believes its results for the associated periods are more usefully compared if the impacts of ratification bonus amounts are excluded from results. Generally, union contract agreements cover a specified three- to five- year period, although such contracts officially never expire, and the agreed upon terms remain in place until a revised agreement is reached, which can be several years following the amendable date;

2.
Expenses associated with the Company’s acquisition and integration of AirTran Holdings, LLC, the parent company of AirTran Airways, Inc. ("AirTran"). Such expenses were primarily incurred during the acquisition and integration period of the two companies from 2011 through 2015 as a result of the Company’s acquisition of AirTran, which closed on May 2, 2011. The exclusion of these expenses provides investors with a more applicable basis with which to compare results in future periods now that the integration process has been completed;

3.
A noncash impairment charge related to leased slots at Newark Liberty International Airport as a result of the Federal Aviation Administration announcement in April 2016 that this airport was being changed to a Level 2 schedule-facilitated airport from its previous designation as Level 3 (a "slot" is the right of an air carrier, pursuant to regulations of the Federal Aviation Administration, to operate a takeoff or landing at a specific time at certain airports);

4.
Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company’s strategic effort to remove its Classic aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt; and

5.
An aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining lease payments due and certain lease return requirements that may have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they are subject to negotiation with third party lessors.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Total operating expenses, non-GAAP; Operating expenses, non GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Operating margin, non-GAAP; Other (gains) losses, net, non-GAAP; Net income, non-GAAP; and Net income per share, diluted, non-GAAP.

The Company has also provided free cash flow, which is a non-GAAP financial measure. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends, and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the three months ended September 30, 2017, the Company generated $358 million in free cash flow, calculated as operating cash flows of $996 million less capital expenditures of $638 million less assets constructed for others of $17 million plus reimbursements for assets constructed for others of $17 million. For the nine months ended September 30, 2017, the Company generated $1.8 billion in free cash flow, calculated as operating cash flows of $3.4 billion less capital expenditures of $1.6 billion less assets constructed for others of $113 million plus reimbursements for assets constructed for others of $113 million.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Net income, non-GAAP and Operating income, non-GAAP - the comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company's effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to those provided by other companies.